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                                                                    EXHIBIT 10.2
                                                                      [ACS LOGO]

September 14, 2003


Mr. Charles E. Robinson
510 L Street
Anchorage, AK  99501

Dear Charles:

      This letter agreement (the "Agreement") sets forth all of the terms and conditions regarding your retirement from Alaska Communications Systems Group, Inc. (the "Company"), and all of its affiliates, subject in all cases to your continued compliance with the provisions of this Agreement and your non-revocation of this Agreement. Reference is made to the Employment Agreement dated May 3, 2001 between you and the Company, and its successors, governing the terms and conditions of your employment (the "Employment Agreement").

      1. Your retirement as President and Chief Executive Officer of the Company and any of its affiliates shall be effective as of October 6, 2003 (the "Retirement Date"). You will remain on the Board of Directors of the Company (the "Board"), and be the Chairman of the Board of Directors until December 31, 2003 (the "Board Retirement Date"), at which time you shall cease to be a member of the Board of the Company and any of its affiliates. You agree to execute all forms necessary to effectuate such retirements. Commencing upon the Retirement Date, you will have no power or authority to incur any debt, liability or obligation on behalf of the Company or any of its affiliates, other than your general authority as a director through the Board Retirement Date.


      2.    a.    Subject to your execution, non-revocation and compliance with this Agreement, the Company will provide you with (i) your continued base salary through December 31, 2003 and (ii) retirement benefits as set forth in Exhibit A; provided, that you have not revoked this Agreement prior to such time. You agree that all payments made to you pursuant to this Agreement shall be subject to all applicable taxes and withholding.

            b. You acknowledge that as of the Retirement Date you are vested in Company stock options to purchase 1,248,056 shares of Company stock (the "Vested Options") as set forth in Exhibit
                  B. The terms and conditions of the Option Plan and individual stock option grants govern the exercisability, expiration and other features of the Company's stock options and you should refer to the Option Plan and individual stock option grants for such terms and conditions; provided that the Vested Options may be exercised by you
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Mr. Charles E. Robinson
September 14, 2003
Page 2

                  through December 31, 2004. All Company stock options not vested as of the Retirement Date shall be forfeited immediately.

      3. You acknowledge that as of the Retirement Date, except as provided in this Agreement, you will not be entitled to any other payments, benefits or perquisites from the Company or any of its affiliates under the Employment Agreement or otherwise, including but not limited to, salary, bonus, group health benefits (other than COBRA rights) and Board compensation; provided, however, that you shall be entitled to exercise, at your cost any conversion rights to which you may be entitled under law with respect to life insurance coverage. To the extent that you have any vested rights under any Company welfare or benefit plan, or equity plan, your rights and obligations shall be governed by the applicable terms of any such plan based on your retirement of employment as of the Retirement Date.


      4.    a.    In consideration of the payments provided for herein, you on behalf of yourself, your heirs, beneficiaries and assigns, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, divisions, parents, shareholders and affiliates (including, without limitation, Fox Paine & Company, LLC and its affiliates), and each of their past and present directors, members, managers, officers, employees, servants, divisions, owners, shareholders and successors (all collectively referred to hereinafter for purposes of this paragraph 4 as the "Company") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities (including legal expenses) (all hereinafter referred to as "Claims"), known or unknown, that you ever had, now have or may hereafter claim to have against the Company as of the date of this Agreement, including, without limitation, any Claims arising directly or indirectly out of, or in any way connected with, based upon, or related to, your employment and its retirement with the Company, including any Claims, under local, state, or federal law based on:

                  (i) claims of discrimination on the basis of race, age, religion, sex, sexual harassment, sexual orientation, national origin, marital status, or disability (including, without limitations, the Federal Age Discrimination in Employment Act, or the Age Discrimination in Employment Act of 1967 (the "ADEA"));

                  (ii)  infliction of any tort (including wrongful discharge);

                  (iii) breach of contract, whether actual or implied, written or oral; and

                  (iv) any violation of any pension or welfare plans or any other benefit plan or arrangement (including without limitation, the Employee Retirement Income Security Act of 1974).
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Mr. Charles E. Robinson
September 14, 2003
Page 3

            b. You further represent that you have not, at any time up to and including the date on which you sign this Agreement, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any charge or complaint, of any nature arising out of the matters released by paragraph 4(a), and you waive to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released by paragraph 4(a).

            c. Notwithstanding the foregoing, nothing in this paragraph shall prevent you from filing a charge with any federal, state or local administrative agency, but you hereby agree not to participate in, and waive your rights with respect to, any monetary or other financial relief arising from any such administrative proceeding (to the full extent permitted by law).

            d. You agree that in the event of a breach by you or your heirs or assigns of any provision of this Agreement: (i) the Company will be irreparably damaged and will have no adequate remedy at law, and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining any further breach of this Agreement; (ii) you will indemnify and hold the Company harmless from and against any and all damages or losses incurred by the Company (including reasonable attorneys' fees and expenses) as a result of such breach; and
                  (iii) the Company's remaining obligations under this Agreement, if any, shall immediately terminate. You further agree that this Agreement may and shall be pleaded as a full and complete defense to any action, suit or other proceeding covered by the terms of this Agreement which is or may be instituted, prosecuted or maintained by you, your heirs and assigns. Notwithstanding the foregoing, you understand and confirm that you are entering into this Agreement (with its covenant not to sue and waiver and release) voluntarily and knowingly, and the covenant not to sue shall not affect your right to claim otherwise with respect to your rights under the ADEA. In addition, you understand and confirm that provisions
                  (ii) and (iii) of the first sentence of this paragraph shall not apply to any action challenging the validity of a waiver or release in this Agreement of a claim under the ADEA.

            e. As of the Board Retirement Date, you shall execute an additional release (the Additional Release") of the Company (as referred to in this paragraph 4) with respect to all potential claims or actions you may have from the date hereof through the Board Retirement Date. The Additional Release shall be in a form substantially similar to this paragraph 4.

      5. In consideration of the payments and benefits being provided to you under this Agreement, you confirm and acknowledge your obligations pursuant to Section 5 of the Employment Agreement (with respect to confidentiality) and Section 6 of the Employment Agreement (with respect to non-competition, and non-solicitation and related matters, which obligations shall continue through December 31, 2004) will
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Mr. Charles E. Robinson
September 14, 2003
Page 4

            continue to be governed by the terms of the Employment Agreement. You agree that on or prior to the Board Retirement Date you will return to the Company all property, files, and other Company material in your possession in compliance with Section 5 of the Employment Agreement. You agree not to disclose any proprietary, trade secret, confidential, or other non-public information that you have concerning the Company or its affiliates (or their respective predecessors, directors, managers, officers, executives, employees, partners, members, shareholders, investments or clients) in compliance with Section 5 of the Employment Agreement. You acknowledge and agree that (x) your breach of this Agreement including without limitation, the provisions of this paragraph 5 (and Sections 5 and 6 of the Employment Agreement) will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elected to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of the Company's eventual success on the merits. You consent and agree that if you commit any such breach or threaten to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the company for such breach, including the recovery of money damages.


      6. The Company hereby releases and discharges you from any and all claims, known or unknown, that it ever had, now has or may claim to have against you with respect to any matter occurring on or before the date hereof, other than as a result of fraud, willful misconduct, or illegal activity.

      7. You agree to keep the existence and terms of this Agreement completely confidential, except that you may disclose it under confidential conditions to members of your immediate family, legal counsel, or accountant, who in turn shall agree to keep such existence and terms confidential. You further agree not to take any action detrimental to the interests of the Company, or any action that would likely cause harm to the Company, including, without limitation, negatively comment on, disparage or call into question the business operations or conduct of the Company or its affiliates and their past or present shareholders, directors, owners, executives, officers, employees, agents or consultants, including, but not limited to, Fox Paine & Company, LLC. Subject to your execution and non-revocation of this Agreement, the Company agrees to characterize the event described in this Agreement as a customary retirement and you agree not to make any statements inconsistent with the Company's press release regarding this event.


      8. The terms described in this Agreement constitute the entire agreement between you and the Company and may not be altered or modified other than in a writing signed by you and the Company. No promise, inducement or agreement not expressed herein has been made to you in connection with this Agreement, and this
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Mr. Charles E. Robinson
September 14, 2003
Page 5

            Agreement supersedes all prior arrangements, communications, commitments or obligations between yourself and the Company; provided that the provisions of the Employment Agreement governing your obligations post-retirement shall remain in full force (including, without limitation, your obligations under Section 5 and Section 6 thereof); and also provided that any controversy or claim arising out of or relating to this letter agreement, or the breach thereof, shall be settled by confidential arbitration in Delaware before a panel of three (3) arbitrators experienced in the area of the Company's business activities in an arbitration administered by the American Arbitration Association under the rules of the Commercial Panel (and not the National Rules for the Resolution of Employment Disputes) and judgment on the award rendered in the arbitration may be entered in any court having jurisdiction thereof; and further provided that (i) the Company shall be entitled to seek full injunctive and equitable relief in any court of competent jurisdiction as a result of any alleged violation of the terms of this Agreement, and (ii) any claim for arbitration must be initiated by the claimant within ninety (90) days of the act or occurrence giving rise to such claim. The administrative fees and expenses shall be borne equally. All arbitration proceedings shall be confidential.


      9. This Agreement shall not become effective, and no payments shall be due you hereunder, until such time as it is received by the Company signed by you and the Revocation Period has expired without any revocation by you of this Agreement; provided that the foregoing shall not apply to your separation of employment from the Company effective as of the Retirement Date and your resignation from the Board effective as of the Board Retirement Date.


      10. You agree that you will at all times cooperate and consult with and provide all reasonable assistance to the Company and its affiliates to ensure the smooth and orderly transition of your duties and responsibilities. You agree further that at all times, you shall consult with, and provide all reasonable assistance to the Company and its auditors and counsel (x) with respect to any matters involving the Company that may arise in the future and (y) with respect to the investigation, defense, institution and/or maintenance of potential and/or existing claims and/or litigations related to matters in which you were involved or involving other executives or employees (and/or former executives or employees) of the Company or its affiliates, or of which you had knowledge, during your employment (including, but not limited to your being reasonably able to attend (i) meetings with the Company's attorneys, (ii) depositions and (iii) court hearings and related matters). You shall provide services required hereunder without charge for the first forty (40) hours and thereafter be compensated by the Company at a reasonable per diem fee; provided that in any case you will be reimbursed for your reasonable out-of-pocket expenses.

      11. You have reviewed the terms of this Agreement and you confirm that you have had the opportunity to confer with an attorney of your own choosing with respect to the
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Mr. Charles E. Robinson
September 14, 2003
Page 6

            terms of this Agreement and in fact. You acknowledge that you have entered into this Agreement freely and voluntarily.

      12. You acknowledge that you were advised that you could take up to twenty-one (21) days from the date this Agreement was given to you to review this Agreement and decide whether you would enter into this Agreement. To the extent that you have elected to enter into this Agreement prior to such time, you have done so voluntarily, and have knowingly waived such twenty-one (21) day review period.

      13. You may revoke this Agreement for a period of seven (7) calendar days after its execution (the "Revocation Period"), by delivery of a notarized written notice of revocation (the "Revocation Notice") prior to 5:00 p.m. on the last day comprising the Revocation Period to Fox Paine & Company, LLC, 950 Tower Lane, Suite 1150, Foster City, California 94404, Attn: Wray Thorn. This Agreement shall be become irrevocable automatically upon the expiration of the Revocation Period if you do not revoke it in the aforesaid manner; provided that the foregoing shall not apply to your separation of employment from the Company, which shall be effective as of the Retirement Date, or to your retirement from the Board, which shall be effective as of the Board Retirement Date.

      14. This Agreement shall be construed and enforced pursuant to the laws of the State of Delaware. If the above sets forth our agreement as you understand it and consent to it, please so signify by executing the enclosed copy of this Agreement and returning it to me.

      15. In the event that any one or more of the provisions of this Agreement shall be deemed illegal or unenforceable for any reason, such provision or other portion thereof shall be modified or deleted in such manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law.
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Mr. Charles E. Robinson
September 14, 2003
Page 7

      16. Your execution of this Agreement shall not alter any rights you currently may have to indemnification or directors' and officers' insurance with the Company.


                              Very truly yours,

                              ALASKA COMMUNICATIONS SYSTEMS
                              GROUP, INC.


                              By:  /s/ Leonard Steinberg
                                   ---------------------
                                   Leonard A Steinberg, Corporate Secretary
                                   Executed on behalf of ACS Board of Directors

Agreed to and accepted:

/s/ Charles E. Robinson
-----------------------
Charles E. Robinson

Date executed:  September 14, 2003
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                                    EXHIBIT A

                          SUMMARY OF SEVERANCE BENEFITS

- The Company shall pay to you a lump sum amount equal to $1,000,000 on the Retirement Date. The Company shall also pay you your 2003 annual bonus (as determined by the Board of Directors) when 2003 annual bonuses are paid to other senior executives of the Company, in an amount not less than $250,000.

- You shall also be reimbursed for the cost of continuing your health insurance coverage under COBRA for the eighteen (18) month period following the Retirement Date. In addition, in the event you relocate to the Lower 48 states during the 12 months following the Board Retirement Date, you shall be entitled to receive relocation benefits in accordance with the executive relocation benefits policy in effect as of the date of this Agreement.


- The severance benefits set forth in the first Addendum to the Employment Agreement.

- An additional bonus payment of $250,000, if the Company's TPA with the State of Alaska is successfully renegotiated before December 31, 2003, or if all material disentanglement issues are resolved by October 6, 2003, as determined by the Board in its sole discretion.

- The Company agrees to repurchase from you and you agree to sell to the Company 266,788 shares of Company common stock held by you as of the date of this Agreement, at a repurchase price per share equal to the highest average closing price of the common stock during any 5-consecutive day trading period in January, 2004. You will deliver such shares to the Company on January 2, 2004, and the Company will make the repurchase payments to you in equal quarterly installments commencing on March 31, 2004.